Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces First Quarter Results

•	First quarter revenue of $369.3 million, up 2 percent sequentially

•	Net income for the quarter of $0.39 per basic and diluted share

•	Tons sold in Oil & Gas up 3 percent sequentially

•	Company completed remainder of its $100 million share repurchase program

•	Acquisition of EP Minerals expected to close by the end of this month

Frederick, Md., April 24, 2018 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $31.3 million or $0.39 per basic and diluted share for the first quarter ended March 31, 2018, compared with net income of $2.5 million or $0.03 per basic and diluted share for the first quarter of 2017. The first quarter results were negatively impacted by $9.4 million or $0.09 per share in plant start up and expansion expense, $2.5 million or $0.03 per share in M&A related expense, and a net loss on sale of assets of $3.4 million or $0.03 per share, resulting in adjusted EPS for the first quarter of $0.54 per basic and diluted share.

“I’m very pleased with our strong first quarter results and the progress we made in advancing our top strategic initiatives, including our acquisition of EP Minerals, which I believe will grow and diversify our earnings stream and create additional value for our shareholders,’’ said Bryan Shinn, president and chief executive officer.

“Our Oil and Gas business sold record tons during the quarter, made good progress in building out our West Texas expansions and signed a number of new long-term supply agreements. Our Sandbox unit also performed very well during the quarter, with contribution margin up 23 percent, driven by higher volumes, lower costs and targeted price increases,’’ Shinn added.

‘’Our legacy ISP business in the first quarter was successful in implementing price increases on several whole grain and fine grade products, which we expect will drive higher margins going forward,’’ he noted.

First Quarter 2018 Highlights

Total Company

•	Revenue totaled $369.3 million compared with $360.6 million for the fourth quarter of last year, an increase of 2% sequentially and 51% over the first quarter of 2017.

•	Overall tons sold totaled 4.129 million, up 3% compared with 4.022 million tons sold in the fourth quarter of 2017 and 22% over the first quarter of 2017.

•	Contribution margin for the quarter was $119.9 million, up 2% sequentially compared with $117.1 million in fourth quarter of 2017 and 103% over the first quarter of 2017.

•	Adjusted EBITDA was $95.4 million compared with Adjusted EBITDA of $93.2 million in the fourth quarter of 2017 and $42.7 million in the first quarter of 2017.

Oil and Gas

•	Revenue totaled $312.9 million compared with $306.0 million for the fourth quarter of 2017, up 2% sequentially and an increase of 62% on a year-over-year basis from the first quarter of 2017.

•	Tons sold totaled 3.252 million, an increase of 3% over the 3.171 million tons sold in the fourth quarter of 2017 and up 28% from the 2.532 million tons sold in the first quarter of 2017.

•	67% of tons sold were in basin compared with the 62% sold in basin in the fourth quarter of 2017.

•	Segment contribution margin was $99.4 million, up 4% sequentially over $95.8 million in the fourth quarter of 2017, and compared with $38.8 million in the first quarter of 2017.

Industrial and Specialty Products

•	Revenue in the first quarter of 2018 totaled $56.4 million, an increase of 3% over the fourth quarter of 2017, and up 9% over the first quarter of 2017.

•	Tons sold totaled 0.877 million, an increase of 3% compared with the 0.851 million tons sold in the fourth quarter of 2017, and up 2% compared with the first quarter of 2017.

•	Segment contribution margin was $20.5 million compared with $21.3 million in the fourth quarter of 2017, down 4% sequentially and up 2% on a year-over-year basis from the first quarter of 2017.

Capital Update

As of March 31, 2018, the Company had $329.5 million in cash and cash equivalents and $45.5 million available under its credit facilities. Total debt as of March 31, 2018 was $510.9 million. Capital expenditures in the first quarter totaled $72.3 million and were associated largely with engineering, procurement and construction of the Company’s growth projects and maintenance and cost improvement capital projects.

During the first quarter, the Company repurchased approximately 2.8 million common shares for a total of $75 million. As of March 31, 2018, we have repurchased the total of approximately 3.5 million shares, completing the $100 million authorized under the current plan.

The Company expects to close on its $750 million acquisition of EP Minerals by the end of this month. We intend to finance the transaction and refinance our current debt through a new, seven-year, $1.28 billion committed Term Loan B credit facility and an expanded $100 million revolving credit facility.

Outlook and Guidance

The Company anticipates that its capital expenditures for 2018 will be in the range of $300 million to $350 million, mostly due to the completion of capacity expansion projects started in 2017 and continued investments in Sandbox. The Company’s full year 2018 tax rate is expected to be in the range of 18% to 20%.

For the second quarter, we expect volumes in Oil & Gas to be up in the range of 10 to 15 percent. We anticipate that spot pricing will continue to increase in the second quarter at mid-single digit rates and that some of our contract volumes indexed to the horizontal rig count will reset to higher pricing as well.

For Sandbox, we expect improved volumes and pricing in the second quarter, as we continue to add crews, increase pricing and benefit from the increased volumes of sand being pumped per well today.

For ISP, we expect a strong second quarter with higher volumes and margins, driven by positive seasonality and a more favorable product mix.

Conference Call

U.S. Silica will host a conference call for investors today, April 24, 2018 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merrill, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13678325. The replay will be available through May 23, 2018.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 118-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 240 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and has offices located in Chicago, Illinois, and Houston, Texas.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel and truckload drivers; (10) silica-related health issues and corresponding litigation;

(11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation, trucking and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Total sales	$369,313	$360,566	$244,797
Total cost of sales (excluding depreciation, depletion and amortization)	260,910	254,706	187,475
Operating expenses:
Selling, general and administrative	34,591	29,637	22,341
Depreciation, depletion and amortization	28,592	27,335	21,599

Total operating expenses	63,183	56,972	43,940

Operating income	45,220	48,888	13,382
Other (expense) income:
Interest expense	(7,070)	(7,244)	(7,646)
Other income (expense), net, including interest income	665	1,525	(4,928)

Total other expense	(6,405)	(5,719)	(12,574)

Income before income taxes	38,815	43,169	808
Income tax (expense) benefit	(7,521)	28,783	1,714

Net income	$31,294	$71,952	$2,522

Earnings per share:
Basic	$0.39	$0.89	$0.03
Diluted	$0.39	$0.88	$0.03
Weighted average shares outstanding:
Basic	79,496	81,014	80,983
Diluted	80,309	81,921	82,244
Dividends declared per share	$0.06	$0.06	$0.06

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; dollars in thousands)

	March 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$329,512	$384,567
Accounts receivable, net	251,275	212,586
Inventories, net	76,579	92,376
Prepaid expenses and other current assets	13,023	13,715

Total current assets	670,389	703,244

Property, plant and mine development, net	1,195,722	1,169,155
Goodwill	274,879	272,079
Intangible assets, net	148,702	150,007
Other assets	17,346	12,798

Total assets	$2,307,038	$2,307,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$154,148	$171,041
Current portion of long-term	4,305	4,504
Current portion of capital leases	631	706
Current portion of deferred revenue	52,305	36,128
Income tax payable	605	1,566

Total current liabilities	211,994	213,945

Long-term debt, net	506,607	506,732
Deferred revenue	69,670	82,286
Liability for pension and other post-retirement benefits	50,167	52,867
Deferred income taxes, net	38,371	29,856
Other long-term obligations	77,246	25,091

Total liabilities	954,055	910,777

Stockholders’ Equity:
Preferred stock	—	—
Common stock	814	812
Additional paid-in capital	1,153,336	1,147,084
Retained earnings	314,405	287,992
Treasury stock, at cost	(103,940)	(25,456)
Accumulated other comprehensive loss	(11,632)	(13,926)

Total stockholders’ equity	1,352,983	1,396,506

Total liabilities and stockholders’ equity	$2,307,038	$2,307,283

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of net income (loss) the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(dollars in thousands)
Sales:
Oil & Gas Proppants	$312,930	$306,020	$192,959
Industrial & Specialty Products	56,383	54,546	51,838

Total sales	369,313	360,566	244,797
Segment contribution margin:
Oil & Gas Proppants	99,433	95,823	38,842
Industrial & Specialty Products	20,530	21,319	20,215

Total segment contribution margin	119,963	117,142	59,057
Operating activities excluded from segment cost of sales	(11,560)	(11,282)	(1,735)
Selling, general and administrative	(34,591)	(29,637)	(22,341)
Depreciation, depletion and amortization	(28,592)	(27,335)	(21,599)
Interest expense	(7,070)	(7,244)	(7,646)
Other income (expense), net, including interest income	665	1,525	(4,928)
Income tax (expense) benefit	(7,521)	28,783	1,714

Net income	$31,294	$71,952	$2,522

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplement ally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss) the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(dollars in thousands)
Net income	$31,294	$71,952	$2,522
Total interest expense, net of interest income	5,855	6,019	6,311
Provision for taxes	7,521	(28,783)	(1,714)
Total depreciation, depletion and amortization expenses	28,592	27,335	21,599

EBITDA	73,262	76,523	28,718
Non-cash incentive compensation(1)	6,254	6,531	5,510
Post-employment expenses (excluding service costs)(2)	555	308	489
Merger and acquisition related expenses(3)	2,507	4,186	1,252
Plant capacity expansion expenses(4)	9,380	5,664	1
Contract termination expenses(5)	—	—	325
Other adjustments allowable under our existing credit agreements(6)	3,408	31	6,416

Adjusted EBITDA	$95,366	$93,243	$42,711

(1)	Reflects equity-based compensation expense.

(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance as these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions. See Note P — Pension and Post-Retirement Benefits to our Financial Statements in Part 1, Item 1 of this Quarterly Report on Form 10-Q.

(3)	Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.

(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to pursue future plant capacity expansion.

(5)	Reflects contract termination expenses related to strategically exiting a service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.

(6)	Reflects miscellaneous adjustments permitted under our existing credit agreement. The three months ended March 31, 2018 includes a net loss of $3.4 million on divestiture of assets, consisting of $7.9 million of contract termination costs and $1.3 million of divestiture related expenses such as legal fees and consulting fees, partially offset by a $5.8 million gain on sale of assets. While the gain and costs related to a divestiture of assets are not operational in nature and are not expected to continue for any singular divestiture on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future. The three months ended March 31, 2017 amount includes a contract restructuring cost of $6.3 million.

Investor Contacts

Michael Lawson

Vice President of Investor Relations and Corporate Communications

301-682-0304

lawsonm@ussilica.com

Nick Shaver

Investor Relations Manager

281-394-9630

shavern@ussilica.com